UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2009

AirTran Holdings, Inc.
(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827
(Address of principal executive offices) (Zip Code)

(407) 318-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 8.01	Other Events

AirTran Holdings Inc., the parent company of AirTran Airways, Inc is filing this Current Report on Form 8-K solely to show the effects of the adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) on the accounting for our 2003 7% convertible notes in our historical annual financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008 (the 2008 10-K).

FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. We adopted FSP 14-1 as of January 1, 2009. FSP 14-1 requires retroactive application to all periods presented. Early adoption of FSP 14-1 was not permitted. The adoption impacts the accounting for our 7.0% Convertible Notes due 2023 and will result in the recognition of additional financial accounting interest expense of approximately $8.6 million for 2009 and $4.7 million for 2010, based on the assumption that the 7.0% convertible notes will be settled in 2010. The retroactive application of FSP 14-1 resulted in the recognition of additional financial accounting annual interest expense of approximately $2.3 million for 2003, which gradually increased to $7.4 million for 2008. Comparative financial statements of prior years have been adjusted to apply FSP 14-1 retroactively. The retroactive application of FSP 14-1 also resulted in the recognition of additional annual capitalized interest in each of the years in the period 2003 thru 2008. The adoption of FSP 14-1 has no impact on our debt service payments. The information in this Form 8-K is not an amendment to or restatement of our 2008 10-K.

The following historical annual financial information reflecting the retroactive application of FSP 14-1 is attached as exhibits to, and included in, this Form 8-K and supersedes in its entirety the information in Item 6, Item 7, Item 7a, and Item 8 of the 2008 10-K:

• Selected financial data for the years ended December 31, 2004 through 2008 (Item 6);

• Management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2008, 2007 and 2006 (Item 7);

• Quantitative and Qualitative Disclosures About Market Risk (Item 7a); and

• Consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 and notes to the consolidated financial statements (Item 8).

The information in this Form 8-K does not reflect any event or development occurring after February 13, 2009, the date we filed the 2008 10-K. For a discussion of events and developments subsequent to the filing of the 2008 10-K, please refer to our Securities and Exchange Commission (SEC) filings since that date. In our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, we adjusted the unaudited condensed consolidated financial statements for the quarter ended March 31, 2008 to reflect the retroactive application of FSP 14-1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.
23	Consent of Independent Registered Public Accounting Firm
99.1	Selected Financial Data with Retroactive Application of FSP 14-1
99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk with Retroactive Application of FSP 14-1
99.3	Financial Statements with Retroactive Application of FSP 14-1

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AirTran Holdings, Inc.
Date: April 24, 2009	By:	/s/ Arne G. Haak
Arne G. Haak
Senior Vice President of Finance, Treasurer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-23	Consent of Independent Registered Public Accounting Firm
EX-99.1	Selected Financial Data with Retroactive Application of FSP 14-1
EX-99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk with Retroactive Application of FSP 14-1
EX-99.3	Financial Statements with Retroactive Application of FSP 14-1